Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Trust Commodity Return Strategy Portfolio

As of June 30, 2015, NML Variable Annuity owned 3,244,520 shares of the Fund, which represented 70.44% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.